Exhibit 16.1

April 17, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in the Registration Statement on Form S-1 of Kura Oncology, Inc. to be filed on or about April 17, 2015 and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ LWBJ, LLP

West Des Moines, Iowa

April 17, 2015